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Exhibit    21.1

SUBSIDIARIES OF THE COMPANY

The following are wholly-owned subsidiaries of En Pointe Technologies, Inc.:

En Pointe Technologies Sales, Inc. (incorporated in Delaware)
En Pointe Gov, Inc. (incorporated in Delaware)
En Pointe Technologies Canada, Inc. (incorporated in Ontario, Canada)
The Xyphen Corporation (incorporated in California)

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  Exhibit 21.1